BEFUT INTERNATIONAL CO. LIMITED
No. 90-1 Hongji Street
Xigang District Dalian City
Liaoning Province, PRC, 116011
Attn: Hongbo Cao
Telephone: 0411-83678755
Fax: 0411-83670955

March 13, 2009

Hongbo Cao
[address:  2-20-2, No. 417, Zhongshan Road, Shahekou District, Dalian City, Liaoning Provance]

Tingmin Li
[address:  5-3, No. 278 Wuchang Street Zhongshan District Dalian City Liaoning Provance]

Xiuchun Liu
[address:  No. 36 Xinhua Road Xinhua District Shijiazhuang City, Hebei Provance]

Yining Xia
[address:  104 BRIARWOOD WEST WARREN NJ]

Chunying Diao
[address:  6-1, No. 14 Shanzhuang South 1 Road Xigang District Dalian City Liaoning Provance]

Jiaqiang Chen
[address:  No. 17-5-1 Minle Road Dalian City]

Hong Tan
[address:  No. 96-3-3-1 Yongle Street Dalian]

Ladies and Gentlemen:

This will confirm our agreement as follows:

1. The parties acknowledge that upon the consummation of the share exchange between BEFUT International Co., Ltd. (the “Company”) and Frezer, Inc., a Nevada corporation (“Frezer”) (the share exchange is also known as the Reverse Merger), the Company will receive a total of 117,768,300 shares of Common Stock of Frezer, subject to any adjustment due to any stock split (“Frezer Shares”) and owns no other assets and has no liabilities.

2. Except for the holding of Frezer Shares, the Company shall not engage in any business, incur any liabilities or acquire any assets and none of the undersigned shall take or permit to be taken any action to enable the Company to do so.

3. At any time that any one of the undersigned stockholders of the Company desires to acquire all or a portion of such stockholder’s Pro Rata Portion (as such term is defined below) of the Frezer Shares, such stockholder (the “Requesting Stockholder”) shall give written notice to the Company (the “Redemption Notice”) stating such that the Requesting Stockholder desires to acquire all (or a specified number of Frezer Shares, if less than all of the Requesting Stockholder’s Pro Rata Portion) of the stockholder’s Pro Rata Portion of Frezer Shares in exchange for all (or the equivalent pro rata portion of the Requesting Stockholder’s shares of the Company). For purposes of this Agreement, the term “Pro Rata Portion” means the product obtained by multiplying the total number of Frezer Share times a fraction, the numerator of which is the total number of outstanding shares of the Company then owned by the stockholder and the denominator is the total number of outstanding shares of the Company. The Redemption Notice shall be accompanied by a certificate or certificates representing the number of shares of the Company owned by the stockholder together with a duly executed stock power.

4. Upon receipt of a duly executed Redemption Notice and duly executed copies of all of the other documents described in Paragraph 3, the Company shall promptly deliver to the Requesting Stockholder a certificate representing all or such lesser number of the Requesting Stockholder’s Pro Rata Portion of the Frezer Shares requested by the Requesting Stockholder in the Redemption Notice, the number of the Requesting Stockholder’s shares of the Company exchanged for such Frezer Shares shall be cancelled and the Company shall issue to the Requesting Stockholder a certificate for the balance, if any, of the Requesting Stockholder’s shares of the Company which have not been exchanged for Frezer Shares.

5. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:

BEFUT Corporation
Address:
No. 90-1 Hongji Street
Xigang District Dalian City
Liaoning Province, PRC, 116011
Attn: Hongbo Cao
Telephone: 0411-83678755
Fax: 0411-83670955

with copies to:
Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022
Attention: Elizabeth Fei Chen
Tel. No.: (212) 371-8008, ext. 102
Fax No.: (212) 688-7273

If to any stockholder: At the address of such set forth set forth above.

Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other parties hereto.

6. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.

Please indicate your agreement with all of the foregoing terms of this Agreement by signing in the space indicated below and returning to the Company one copy of this Agreement.

Very truly yours, BEFUT INTERNAIONAL CO., LIMITED

By:	/s/ Hongbo Cao
Name: Hongbo Cao
Title: Director

TERMS AGREED TO:

/s/ Hongbo Cao
Hongbo Cao

/s/ Tingmin Li
Tingmin Li

/s/ Xiuchun Liu
Xiuchun Liu

/s/ Yining Xia
Yining Xia

/s/ Chunying Diao
Chunying Diao

/s/ Jiaqiang Chen
Jiaqiang Chen

/s/ Hong Tan
Hong Tan